Exhibit 21

Subsidiaries of Rayonier Advanced Materials Inc.
As of December 31, 2024

Name of Subsidiary	Place of Incorporation
Rayonier A.M. Canada Energy LP	Canada
Rayonier A.M. Canada G.P.	Canada
Rayonier A.M. Canada Industries Inc.	Canada
Rayonier A.M. France SAS	France
Rayonier A.M. Tartas SAS	France
Rayonier A.M. Products Inc.	Delaware
Southern Wood Piedmont Company	Delaware
Rayonier A.M. Sales and Technology, LLC	Delaware
Rayonier A.M. Paperboard Sales Inc.	Delaware
Rayonier A.M. Finance, LLC	Delaware
Rayonier Performance Fibers, LLC	Delaware
RYAM Lux SARL	Luxembourg